Exhibit 99.1

Sana Biotechnology Reports Fourth Quarter and Full Year 2023 Financial Results and Business Updates

Goal to treat 40-60 patients in 2024 in four trials across seven indications in oncology, B-cell mediated autoimmune diseases, and type 1 diabetes

Early SC291 data from ongoing ARDENT trial in relapsed/refractory NHL and CLL suggest ability to dose safely, demonstrate the desired immune evasion profile, and early clinical efficacy using hypoimmune technology

Announced SC291 IND clearance for B-cell mediated autoimmune diseases with goal to report initial clinical data in 2024

Announced SC262 IND clearance for relapsed/refractory B-cell malignancies with goal to report initial clinical data in 2024

Announced CTA authorization for investigator-sponsored trial with hypoimmune-modified primary islet cells with potential clinical data in 1H2024

Publication in Cell Stem Cell demonstrates transplanted allogeneic hypoimmune-modified islet cells evade rejection and control glucose without immunosuppression or insulin treatment in non-human primate diabetes study

Q4 2023 cash position of $205.2 million and expected 2024 operating cash burn below $200 million

Recent financing of $189.8 million in gross proceed combined with existing cash position supports activities through multiple data readouts

SEATTLE — February 29, 2024 — Sana Biotechnology, Inc. (NASDAQ: SANA), a company focused on creating and delivering engineered cells as medicines, today reported financial results and business highlights for the fourth quarter and year ended December 31, 2023.

“2023 was an important year for the company, setting a strong foundation in three therapeutic areas with significant unmet needs – blood cancers, B-cell mediated autoimmune diseases, and type 1 diabetes. With the ongoing trials in these areas – ARDENT, GLEAM, VIVID, and the primary islet cell investigator-sponsored trial – we expect to treat 40-60 patients across multiple indications in 2024 and report data from each study,” said Steve Harr, Sana’s President and Chief Executive Officer. “By year-end 2024, our goal is to demonstrate that we are able to transplant allogeneic cells in patients in multiple settings without immune detection or rejection, delivering potentially transformative therapies across multiple therapeutic areas. With the recent financing, we were able to strengthen the balance sheet, allowing us to continue to invest appropriately in moving our clinical pipeline forward.”

Recent Corporate Highlights

Advancing four clinical programs across seven indications, including an allogeneic CAR T program targeting CD19+ cancers, an allogeneic CAR T program for B-cell mediated autoimmune diseases, an allogeneic CAR T program targeting CD22+ cancers, and a primary islet cell therapy in type 1 diabetes:

•
SC291 is a hypoimmune (HIP)-modified CD19-directed allogeneic CAR T for patients with B-cell malignancies and B-cell mediated autoimmune diseases.
•
The ARDENT trial evaluates SC291 in patients with B-cell malignancies. Early SC291 data from the ongoing ARDENT trial suggest the ability to dose safely, the desired immune evasion profile, and early clinical efficacy. Enrollment in this dose escalation study continues, and Sana expects to share more data in 2024.
•
The GLEAM trial evaluates SC291 in patients with B-cell mediated autoimmune diseases including lupus nephritis, extrarenal lupus, and antineutrophil cytoplasmic antibody (ANCA)-associated vasculitis. The Investigational New Drug Application (IND) cleared in 4Q 2023, and Sana expects to share initial data in 2024.
•
The VIVID trial evaluates SC262, a HIP-modified CD22-directed allogeneic CAR T, in patients with relapsed or refractory B-cell malignancies. The VIVID trial initially investigates SC262 in patients who have received prior CD19-directed CAR T therapy. The IND cleared in early 2024, and Sana expects to share initial data in 2024.
•
UP421 is a primary human HIP-modified islet cell therapy for patients with type 1 diabetes. The goal of this investigator-sponsored trial is to understand islet cell survival and immune evasion without immunosuppression in patients with autoimmunity, along with function as measured by C-peptide production. The Clinical Trial Application (CTA) cleared in 4Q 2023, and Sana expects initial data to be shared in the first half of 2024.

Published preclinical data in Cell Stem Cell demonstrating that HIP-modified islet cells provided lasting endocrine function in a fully immunocompetent non-human primate, enabling the achievement of exogenous insulin independence without immunosuppression for six-month study duration:

•
Sana developed HIP-modified allogeneic islet cells, which cluster into effective endocrine organoids termed “pseudo islet grafts” (p-islets). HIP p-islets engrafted and provided stable endocrine function, enabling insulin independence in the absence of immunosuppression.
•
The allogeneic HIP p-islet graft survived for the six-month duration of the study with no indication of immune recognition of the HIP p-islet engraftment at any time.
•
To demonstrate that there was no regeneration or recovery of an endogenous islet cell population in the diabetic NHP, HIP p-islets were eliminated using an anti-CD47 antibody, demonstrating proof of principle of CD47 overexpression and a potential safety switch.

Published preclinical data in Nature Communications, Science Translational Medicine, and Nature Biotechnology describing immune evasion, persistence, and durable anti-tumor activity of HIP-modified CD19-directed CAR T cells and HIP-modified pseudo-islets control type 1 diabetes in preclinical models:

•
Sana developed HIP-modified CD19-targeted allogeneic CAR T cells and compared them to unmodified CD19-targeted allogeneic CAR T cells in a murine leukemia model with a humanized immune system. Although both HIP-modified and unmodified CAR T cells showed robust early tumor killing, cell durability was much greater in humanized mice treated with HIP-modified cells. HIP-modified allogeneic CAR T cells persisted and removed all evidence of tumor for the duration of the study. HIP-modified CAR T cells also cleared all evidence of tumor after re-injection with cancer cells 90 days into the study.
•
Preclinical data showed that p-islets survive, persist, escape allogeneic and autoimmune rejection, and normalize blood glucose in diabetic models with humanized immune systems.
•
Preclinical data demonstrated that HIP-modified cells survive allogeneic transplant across several species, including non-human primates with normal immune systems, and remain fully functional.

Advanced Sana’s HIP ex vivo platform with presentations at AACR, ADA, ISSCR, and ASH:

•
Presented preclinical data demonstrating that HIP-modified CAR T cells provide lasting tumor control in immunocompetent allogeneic humanized mice even with tumor re-challenge.
•
Presented preclinical data showing that HIP-modified CD19-directed CAR T cells have the potential to serve as a universal off-the-shelf therapy with long-term durability of response without immunosuppression.
•
Presented preclinical data showing HIP-modified primary pancreatic islet cells alleviate type 1 diabetes in humanized mice and avoid immune rejection without immunosuppression.
•
Presented preclinical data showing that intramuscular administration of islet cells in humanized mice does not impact cell function and viability and may serve as a preferred administration route for patients.
•
Presented preclinical data supporting HIP-modified CD22-directed and GPRC5D-directed allogeneic CAR T cell programs.
•
Presented preclinical data highlighting the SC379 glial progenitor cell program.

Completed financing with gross proceeds of approximately $189.8 million to further support activities to enable multiple data readouts and announced key corporate updates:

•
Closed on an upsized public offering in February 2024 of 21.8 million shares of Sana’s common stock, which includes the full exercise of the underwriter’s option, and pre-funded warrants to purchase 12.7 million shares of Sana’s common stock. The gross proceeds from this offering were approximately $189.8 million before deducting underwriting discounts and commissions and estimated offering expenses.
•
Strengthened the Research and Development leadership with the appointment of two seasoned drug developers, Doug Williams, Ph.D., as President of Research and Development, and Gary Meininger, M.D., as Chief Medical Officer.
•
Announced an increased focus on the ex vivo cell therapy platform based on extensive preclinical and early translational clinical data and a reduction in near-term investment on the fusogen in vivo delivery platform, resulting in an expected 2024 operating burn below $200 million.

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Named on the BioSpace 2024 Best Places to Work small employers list for the second year in a row.

Fourth Quarter 2023 Financial Results

GAAP Results

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Cash Position: Cash, cash equivalents, and marketable securities as of December 31, 2023 were $205.2 million compared to $434.0 million as of December 31, 2022. The decrease of $228.8 million was primarily driven by cash used in operations of $253.6 million and cash used for the purchase of property and equipment of $20.0 million. The decrease in cash was partially offset by net proceeds of $27.0 million from at the market equity offerings during the year ended December 31, 2023.
•
Research and Development Expenses: For the three and twelve months ended December 31, 2023, research and development expenses, inclusive of non-cash expenses, were $63.0 million and $268.8 million, respectively, compared to $63.9 million and $285.9 million for the same periods in 2022. The decrease of $0.9 million for the three months ended December 31, 2023 compared to the same period in 2022 was primarily due to decreased laboratory and research costs, partially due to the portfolio prioritizations in 2022 and 2023, a decline in personnel-related costs, including non-cash stock-based compensation, and lower costs for third-party manufacturing at CDMOs. These decreases were partially offset by costs incurred related to the impairment of certain lab equipment and leasehold improvements, primarily due to the portfolio prioritization in the fourth quarter of 2023 and increased clinical development costs. The decrease of $17.1 million for the twelve months ended December 31, 2023 compared to the same period in 2022 was primarily due to decreased laboratory and research costs partially due to the portfolio prioritizations in 2022 and 2023, lower costs for third-party manufacturing at CDMOs, decreased costs to acquire technology, and lower non-cash stock-based compensation expense. These decreases were partially offset by increased clinical development costs and costs incurred related to the impairment of certain lab equipment and leasehold improvements, primarily due to the portfolio prioritization in the fourth quarter of 2023. Research and development expenses include non-cash stock-based compensation of $4.9 million and $23.2 million, respectively, for the three and twelve months ended December 31, 2023, and $6.0 million and $26.6 million, for the same periods in 2022.
•
Research and Development Related Success Payments and Contingent Consideration: For the three and twelve months ended December 31, 2023, Sana recognized a non-cash expense of $6.8 million and a non-cash gain of $49.0 million, respectively, in connection with the change in the estimated fair value of the success payment liabilities and contingent consideration in aggregate, compared to gains of $5.5 million and $84.9 million for the same periods in 2022. The value of these potential liabilities may fluctuate significantly with changes in Sana’s market capitalization and stock price.
•
General and Administrative Expenses: General and administrative expenses for the three and twelve months ended December 31, 2023, inclusive of non-cash expenses, were $20.8 million and $73.3 million, respectively, compared to $23.3 million and $71.6 million for the same periods in 2022. The decrease of $2.5 million for the three months ended December 31, 2023 compared to the same period in 2022 was primarily due lower personnel-related costs, including non-cash stock-based compensation, a decrease in costs related to Sana’s previously planned manufacturing facility in Fremont, California (Fremont facility), which were formerly in research and development expense, and lower insurance costs. These decreases were partially offset by an increase in patent and other legal fees. The increase of $1.7 million for the twelve months ended December 31, 2023 compared to the same period in 2022 was primarily due to an increase in patent and other legal fees, a loss on termination of lease associated with the Fremont facility (Fremont lease), and increased facility costs. These increases were partially offset by the write-off of construction in progress costs in 2022 for the Fremont facility, and a decrease in insurance costs.
•
Net Loss: Net loss for the three and twelve months ended December 31, 2023 was $88.1 million, or $0.45 per share, and $283.3 million, or $1.46 per share, respectively, compared to $80.4 million, or $0.42 per share, and $269.5 million, or $1.43 per share for the same periods in 2022.

Non-GAAP Measures

•
Non-GAAP Operating Cash Burn: Non-GAAP operating cash burn for the twelve months ended December 31, 2023 was $233.0 million compared to $288.3 million for the same period in 2022. Non-GAAP operating cash burn is the decrease in cash, cash equivalents, and marketable securities, excluding cash inflows from financing activities, cash outflows from business development, costs related to the early termination of the Fremont lease, non-recurring items, and the purchase of property and equipment.
•
Non-GAAP Research and Development Expenses: Non-GAAP research and development expenses for the three and twelve months ended December 31, 2023 were $56.0 million and $261.8 million, respectively, compared to $63.9 million and $285.9 million for the same periods in 2022. Non-GAAP research and development expense in 2023 excludes an expense related to the impairment of certain lab equipment and leasehold improvements, primarily due to the portfolio prioritization in the fourth quarter of 2023.

•
Non-GAAP General and Administrative Expenses: Non-GAAP general and administrative expenses for the three and twelve months ended December 31, 2023 were $15.6 million and $65.4 million, respectively, compared to $14.6 million and $58.4 million for the same periods in 2022. Non-GAAP general and administrative expense excludes personnel-related costs related to the portfolio prioritizations in the fourth quarters of 2023 and 2022, the net expense recorded in connection with the early termination of the Fremont lease and derecognition of the related right-of-use asset and lease liability in 2023, and the write-off of construction in progress costs incurred in connection with the Fremont facility in 2022.
•
Non-GAAP Net Loss: Non-GAAP net loss for the three and twelve months ended December 31, 2023 was $69.1 million, or $0.35 per share, and $317.4 million, or $1.63 per share, respectively, compared to $77.2 million, or $0.40 per share, and $341.2 million, or $1.81 per share for the same periods in 2022. Non-GAAP net loss excludes non-cash expenses and gains related to the change in the estimated fair value of contingent consideration and success payment liabilities, personnel-related costs related to portfolio prioritizations in the fourth quarters of 2023 and 2022, an expense related to the impairment of certain lab equipment and leasehold improvements, primarily due to the portfolio prioritization in the fourth quarter of 2023, the net expense recorded in connection with the early termination of the Fremont lease and derecognition of the related right-of-use asset and lease liability in 2023, and the write-off of construction in progress costs incurred in connection with the Fremont facility in 2022.

A discussion of non-GAAP measures, including a reconciliation of GAAP and non-GAAP measures, is presented below under “Non-GAAP Financial Measures.”

About Sana

Sana Biotechnology, Inc. is focused on creating and delivering engineered cells as medicines for patients. We share a vision of repairing and controlling genes, replacing missing or damaged cells, and making our therapies broadly available to patients. We are a passionate group of people working together to create an enduring company that changes how the world treats disease. Sana has operations in Seattle, Cambridge, South San Francisco, and Rochester.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about Sana Biotechnology, Inc. (the “Company,” “we,” “us,” or “our”) within the meaning of the federal securities laws, including those related to the company’s vision, progress, and business plans; expectations for its development programs, product candidates and technology platforms, including its preclinical, clinical and regulatory development plans and timing expectations, including the expected timing of IND filings and clinical trials for the Company’s product candidates and indications for which such INDs will be filed; expectations regarding the number of patients to be treated and the indications to be evaluated in its clinical trials in 2024; expectations regarding the timing, substance, significance, and impact of data from clinical trials of the Company’s product candidates and an IST utilizing HIP-modified primary islet cells in patients with type 1 diabetes patients; the potential ability to use hypoimmune technology to dose safely and achieve efficacy in certain indications; expectations regarding the Company’s 2024 operating cash burn; expectations regarding the potential of the gross proceeds from the recent financing along with the Company’s existing cash position to support activities through multiple data readouts; and the ability to demonstrate by year-end 2024 that the Company’s is able to transplant allogeneic cells in patients in multiple settings without immune detection or rejection. All statements other than statements of historical facts contained in this press release, including, among others, statements regarding the Company’s strategy, expectations, cash runway and future financial condition, future operations, and prospects, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. The Company has based these forward-looking statements largely on its current expectations, estimates, forecasts and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. These statements are subject to risks and uncertainties that could cause the actual results to vary materially, including, among others, the risks inherent in drug development such as those associated with the initiation, cost, timing, progress and results of the Company’s current and future research and development programs, preclinical and clinical trials, as well as economic, market, and social disruptions. For a detailed discussion of the risk factors that could affect the Company’s actual results, please refer to the risk factors identified in the Company’s Securities and Exchange Commission (SEC) reports, including but not limited to its Annual Report on Form 10-K dated February 29, 2024. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason.

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Investor Relations & Media:

Nicole Keith

investor.relations@sana.com

media@sana.com

Sana Biotechnology, Inc.

Unaudited Selected Consolidated Balance Sheet Data

	December 31, 2023	December 31, 2022
	(in thousands)
Cash, cash equivalents, and marketable securities	$205,195	$434,014
Total assets	565,299	822,720
Contingent consideration	109,606	150,379
Success payment liabilities	12,799	21,007
Total liabilities	277,793	323,405
Total stockholders' equity	287,506	499,315

Sana Biotechnology, Inc.

Unaudited Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(in thousands, except per share data)
Operating expenses:
Research and development	$63,000	$63,921	$268,823	$285,885
Research and development related success payments and contingent consideration	6,835	(5,454)	(48,981)	(84,882)
General and administrative	20,784	23,321	73,299	71,561
Total operating expenses	90,619	81,788	293,141	272,564
Loss from operations	(90,619)	(81,788)	(293,141)	(272,564)
Interest income, net	2,726	1,613	9,938	3,762
Other expense, net	(224)	(268)	(52)	(674)
Net loss	$(88,117)	$(80,443)	$(283,255)	$(269,476)
Net loss per common share – basic and diluted	$(0.45)	$(0.42)	$(1.46)	$(1.43)
Weighted-average number of common shares – basic and diluted	197,317	190,420	194,541	188,344

Sana Biotechnology, Inc.

Changes in the Estimated Fair Value of Success Payments and Contingent Consideration

	Success Payment Liability(1)	Contingent Consideration(2)	Total Success Payment Liability and Contingent Consideration
	(in thousands)
Liability balance as of December 31, 2022	$21,007	$150,379	$171,386
Changes in fair value – expense (gain)	(5,340)	5,460	120
Liability balance as of March 31, 2023	15,667	155,839	171,506
Changes in fair value – expense	20,784	5,895	26,679
Liability balance as of June 30, 2023	36,451	161,734	198,185
Changes in fair value – gain	(24,037)	(58,578)	(82,615)
Liability balance as of September 30, 2023	12,414	103,156	115,570
Changes in fair value – expense	385	6,450	6,835
Liability balance as of December 31, 2023	$12,799	$109,606	$122,405
Total change in fair value for the twelve months ended December 31, 2023	$(8,208)	$(40,773)	$(48,981)

(1)
Cobalt Biomedicine, Inc. (Cobalt) and the Presidents of Harvard College (Harvard) are entitled to success payments pursuant to the terms and conditions of their respective agreements. The success payments are recorded at fair value and remeasured at each reporting period with changes in the estimated fair value recorded in research and development related success payments and contingent consideration on the statement of operations.
(2)
Cobalt is entitled to contingent consideration upon the achievement of certain milestones pursuant to the terms and conditions of the agreement. Contingent consideration is recorded at fair value and remeasured at each reporting period with changes in the estimated fair value recorded in research and development related success payments and contingent consideration on the statement of operations.

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), Sana uses certain non-GAAP financial measures to evaluate its business. Sana’s management believes that these non-GAAP financial measures are helpful in understanding Sana’s financial performance and potential future results, as well as providing comparability to peer companies and period over period. In particular, Sana’s management utilizes non-GAAP operating cash burn, non-GAAP research and development expense and non-GAAP net loss and net loss per share. Sana believes the presentation of these non-GAAP measures provides management and investors greater visibility into the company’s actual ongoing costs to operate its business, including actual research and development costs unaffected by non-cash valuation changes and certain one-time expenses for acquiring technology, as well as facilitating a more meaningful comparison of period-to-period activity. Sana excludes these items because they are highly variable from period to period and, in respect of the non-cash expenses, provides investors with insight into the actual cash investment in the development of its therapeutic programs and platform technologies.

These are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Sana’s financial statements prepared in accordance with GAAP. These non-GAAP measures differ from GAAP measures with the same captions, may be different from non-GAAP financial measures with the same or similar captions that are used by other companies, and do not reflect a comprehensive system of accounting. Sana’s management uses these supplemental non-GAAP financial measures internally to understand, manage, and evaluate Sana’s business and make operating decisions. In addition, Sana’s management believes that the presentation of these non-GAAP financial measures is useful to investors because they enhance the ability of investors to compare Sana’s results from period to period and allows for greater transparency with respect to key financial metrics Sana uses in making operating decisions. The following are reconciliations of GAAP to non-GAAP financial measures:

Sana Biotechnology, Inc.

Unaudited Reconciliation of Change in Cash, Cash Equivalents, and Marketable Securities to

Non-GAAP Operating Cash Burn

	Twelve Months Ended December 31,
	2023	2022
	(in thousands)
Beginning cash, cash equivalents, and marketable securities	$434,014	$746,877
Ending cash, cash equivalents, and marketable securities	205,195	434,014
Change in cash, cash equivalents, and marketable securities	(228,819)	(312,863)
Cash paid to purchase property and equipment	20,032	20,876
Change in cash, cash equivalents, and marketable securities, excluding capital expenditures	(208,787)	(291,987)
Adjustments:
Net proceeds from issuance of common stock (1)	(27,020)	(601)
Cash paid in connection with the termination of the Fremont lease	4,423	-
Cash paid for personnel-related costs related to portfolio prioritizations	5,454	4,333
Cash received in connection with the Coronavirus Aid, Relief, and Economic Security Act	(7,063)	-
Operating cash burn – Non-GAAP	$(232,993)	$(288,255)

(1)
Net proceeds of $27.0 million and $0.6 million were received in connection with at market equity offerings in the twelve months ended December 31, 2023 and 2022, respectively.

Sana Biotechnology, Inc.

Unaudited Reconciliation of GAAP to Non-GAAP Research and Development Expense

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(in thousands)
Research and development expense – GAAP	$63,000	$63,921	$268,823	$285,885
Adjustments:
Expense related to the impairment of certain lab equipment and leasehold improvements (1)	(7,014)	-	(7,014)	-
Research and development expense – Non-GAAP	$55,986	$63,921	$261,809	$285,885

(1)
The impairment of $7.0 million recorded in the three months ended December 31, 2023 was primarily related to the portfolio prioritization that occurred during the quarter.

Sana Biotechnology, Inc.

Unaudited Reconciliation of GAAP to Non-GAAP General and Administrative Expense

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(in thousands)
General and administrative – GAAP	$20,784	$23,321	$73,299	$71,561
Adjustments:
Costs incurred in connection with portfolio prioritizations	(5,203)	(8,704)	(5,203)	(8,704)
Loss on termination of Fremont lease (1)	-	-	(2,668)	-
Write-off of construction in progress costs incurred in connection with the Fremont facility	-	-	-	(4,474)
General and administrative – Non-GAAP	$15,581	$14,617	$65,428	$58,383

(1)
For the twelve months ended December 31, 2023, the net expense of $2.7 million included $4.4 million in fees incurred, offset by a gain of $1.7 million recorded in connection with the derecognition of the right-of use asset and lease liability.

Sana Biotechnology, Inc.

Unaudited Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(in thousands, except per share data)
Net loss – GAAP	$(88,117)	$(80,443)	$(283,255)	$(269,476)
Adjustments:
Change in the estimated fair value of the success payment liabilities(1)	385	(14,703)	(8,208)	(81,518)
Change in the estimated fair value of contingent consideration(2)	6,450	9,249	(40,773)	(3,364)
Costs incurred in connection with portfolio prioritizations	5,203	8,704	5,203	8,704
Loss on termination of Fremont lease (3)	-	-	2,668	-
Write-off of construction in progress costs incurred in connection with the Fremont facility	-	-	-	4,474
Expense related to the impairment of certain lab equipment and leasehold improvements (4)	7,014	-	7,014	-
Net loss – Non-GAAP	$(69,065)	$(77,193)	$(317,351)	$(341,180)
Net loss per share – GAAP	$(0.45)	$(0.42)	$(1.46)	$(1.43)
Adjustments:
Change in the estimated fair value of the success payment liabilities(1)	-	(0.08)	(0.04)	(0.43)
Change in the estimated fair value of contingent consideration(2)	0.03	0.05	(0.21)	(0.02)
Costs incurred in connection with portfolio prioritizations	0.03	0.05	0.03	0.05
Loss on termination of Fremont lease (3)	-	-	0.01	-
Write-off of construction in progress costs incurred in connection with the Fremont facility	-	-	-	0.02
Expense related to the impairment of certain lab equipment and leasehold improvements(4)	0.04	-	0.04	-
Net loss per share – Non-GAAP	$(0.35)	$(0.40)	$(1.63)	$(1.81)
Weighted-average shares outstanding – basic and diluted	197,317	190,420	194,541	188,344

(1)
For the three months ended December 31, 2023, the expense related to the Cobalt success payment liability was $0.4 million compared to a gain of $7.9 million for the twelve months ended December 31, 2023. For the three and twelve months ended December 31, 2022, the gains related to the Cobalt success payment liability were $12.9 million and $69.3 million, respectively. For the three and twelve months ended December 31, 2023, the gains related to the Harvard success payment liability were $12.0 thousand and $0.3 million, respectively, compared to gains of $1.8 million and 12.2 million, respectively, for the same periods in 2022.
(2)
The contingent consideration is in connection with the acquisition of Cobalt.
(3)
For the twelve months ended December 31, 2023, the net expense of $2.7 million included $4.4 million in fees incurred, offset by a gain of $1.7 million recorded in connection with the derecognition of the right-of use asset and lease liability.
(4)
The impairment of $7.0 million recorded in the three months ended December 31, 2023 was primarily related to the portfolio prioritization that occurred during the quarter.